UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 12, 2015

Bluerock Residential Growth REIT, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-54946	26-3136483
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

712 Fifth Avenue, 9th Floor New York, NY 10019

(Address of principal executive offices)

(212) 843-1601

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Entrance into Purchase Agreement for Ashton Reserve

On May 12, 2015, the Company, through BRG Ashton NC, LLC (“BRG Ashton”) a subsidiary of the Company’s Operating Partnership, entered into an Assignment Agreement with Bluerock Real Estate, L.L.C. (“BRRE”), the Company’s sponsor, pursuant to which BRRE assigned to BRG Ashton a purchase agreement (the “Ashton Purchase Agreement”) to acquire in fee simple a 322-unit apartment community located in Charlotte, North Carolina known as Ashton Reserve at Northlake (“Ashton Phase I”) from AR I Borrower, LLC (“Ashton Seller”).  The purchase price for Ashton Phase I is $44,750,000, subject to customary adjustments and prorations and including the assumption of the current first priority loan secured by Ashton Phase I (the “Existing Loan”) made by SunLife Assurance Company of Canada (“Existing Lender”) which has an expected principal amount as of the anticipated closing date of approximately $31.9 million.  The Company expects to invest approximately $13.7 million of equity in Ashton Phase I.

The Ashton Purchase Agreement provides that the Purchaser and Seller shall have until the 75th day following the date of the agreement (the “Assumption Approval Deadline”) to procure Existing Lender’s approval of the assumption of the Existing Loan by BRG Ashton. If Existing Lender’s approval of the assumption is not obtained by the Assumption Approval Deadline, then each of BRG Ashton and Ashton Seller will have the right to terminate the Ashton Purchase Agreement.

Unless the Ashton Purchase Agreement is previously terminated, the purchase of Ashton Phase I will close on the latter of (i) June 11, 2015, or (ii) the earlier of (a) 20 days following the date on which the Existing Lender approves the assumption of the Existing Loan by BRG Ashton; and (b) 10 business days following Assumption Approval Deadline; provided that, in no event shall the Company be required to close on Ashton Phase I until there has been an assignment of the Ashton Phase II PSA (as defined below).

The Ashton Purchase Agreement further provides that subject to the closing on Ashton Phase I, Ashton Seller’s parent, AR Owner, LLC, (“AR Owner”) will assign a purchase agreement (the “Ashton Phase II PSA”) to acquire fee simple title to approximately 9.072 acres of land that are contiguous with the Ashton Phase I, together with a 151-unit apartment community currently under construction thereon (“Ashton Phase II”) to BRG Ashton or another Company subsidiary.  As additional consideration for said assignment, the Company shall, upon closing of Ashton Phase I, cause and fund the reimbursement to AR Owner of its $750,000 deposit under the Ashton Phase II PSA, whereupon the Company through BRG Ashton or another Company subsidiary shall succeed to AR Owner’s $750,000 deposit under the Ashton Phase II PSA.  The expected purchase price for Ashton Phase II is $20,611,500, subject to customary adjustments and prorations, and subject to final adjustment and pricing based on the then existing financial condition of Ashton Phase II based on a closing rent roll; provided, however the maximum upward adjustment of the Ashton Phase II purchase price based upon its financial condition is $1,208,000 and the maximum downward adjustment is $755,000.

The closing on Ashton Phase II will occur 30 days following “stabilization” of Ashton Phase II, where “stabilization” means: (i) delivery of a certificate of occupancy for the property; (ii) certification to BRG Ashton from the architects and engineers of Ashton Phase II that is has been constructed in accordance with the plans therefore; (iii) completion of all punch list items as determined between BRG Ashton and AR Owner; (iv) physical occupancy of at least 90% of Ashton Phase II by tenants with approved leases; and (v) assignment to BRG Ashton of all warranties and contracts from Ashton Phase II’s general contractor, architect and engineer. The closing for Ashton Phase II is subject to an outside closing date of April 30, 2016, with one 30-day extension right if the purchaser’s lender requires additional time.

There is no assurance the acquisition of Ashton Phase I or Ashton Phase II will occur, as the acquisitions are subject to various contingencies as set forth in the Ashton Purchase Agreement, and, in respect of Ashton Phase II, the Ashton Phase II PSA, which contain terms, conditions, representations, warranties, covenants and indemnities that are customary and standard in the real estate industry. Our board of directors, including all of our independent directors, has unanimously approved the acquisition of Ashton Phase I and Ashton Phase II.

Certain statements included in this Current Report on Form 8-K are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements above include, but are not limited to, matters identified as expectations and matters with respect to the future acquisition of Ashton Phase I or Ashton Phase II. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For more information regarding risks and uncertainties that may affect the Company’s future results, review the Company’s filings with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUEROCK RESIDENTIAL GROWTH REIT, INC.

DATE: May 15, 2015	By:	/s/ Christopher J. Vohs
Christopher J. Vohs
Chief Accounting Officer